Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-91254

PROSPECTUS SUPPLEMENT NO. 2 DATED MAY 8, 2003
TO PROSPECTUS DATED SEPTEMBER 19, 2002

                                VISTA GOLD CORP.

                             7,999,974 Common Shares
                                without par value

      You should read this prospectus supplement together with our prospectus dated September 19, 2002, which is to be delivered with this prospectus supplement.

      INVESTING IN OUR COMMON SHARES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THE PROSPECTUS TO READ ABOUT CERTAIN RISKS YOU SHOULD CONSIDER BEFORE BUYING OUR COMMON SHARES.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             The date of this prospectus supplement is May 8, 2003.

      The information in this prospectus supplement concerning the selling security holders supersedes in part the information set forth under the caption "Selling Security Holders" in the prospectus by deleting the information contained in the table regarding the selling security holders with respect to beneficial ownership of our common shares, as well as the paragraph immediately preceding that table, and substituting therefor the following paragraphs and table:

      On September 19, 2002, as discussed in the prospectus, the SEC declared effective the registration statement of which this prospectus forms a part. As a consequence, all of our $2,774,000 principal amount of convertible debentures were automatically converted, pursuant to their terms, into debenture units at a price of $1.026 per debenture unit. Each debenture unit consisted of one common share and one 5-year warrant entitling the holder to purchase one common share at a price of $1.50. Reflecting prior conversions of some of the convertible debentures, we issued 2,485,370 common shares and the same number of warrants as of the effective date of the registration statement.

      The following table sets forth, as of the date of this prospectus supplement, the number of shares being held of record or beneficially by the selling security holders as well as the remaining number of shares that may be offered under this prospectus, and provides by footnote reference any material relationship between Vista Gold and the selling security holder, all of which is based upon information currently available to us.

-----------------------------------------------------------------------------------------------------------------------
                                                            Beneficial Ownership of             Beneficial Ownership of
                                                            Selling Security Holder                      Shares
                                                   As of Date of Prospectus Supplement (1)         After Offering (2)
                                                   ---------------------------------------         ------------------
-----------------------------------------------------------------------------------------------------------------------

                                                                               Remaining
                                                                               Number of
                                                                             Shares Offered
Name of Selling Security Holder                  Number (3)      Percent         Hereby           Number        Percent
-------------------------------                  ----------      -------         ------           ------        -------
-----------------------------------------------------------------------------------------------------------------------
Quest Investment Corporation (4)                   950,000         7.1%          950,000                0           *
-----------------------------------------------------------------------------------------------------------------------
Global Resource Investments Ltd. (5)               275,820         2.1%          275,820                0           *
-----------------------------------------------------------------------------------------------------------------------
Quest Ventures Ltd. (6)                             71,000           *            71,000                0           *
-----------------------------------------------------------------------------------------------------------------------
Robert Quartermain (7)                             232,630         1.8%          182,630           50,000           *
-----------------------------------------------------------------------------------------------------------------------
Silver Standard Resources Inc. (8)                 341,130         2.7%          341,130                0           *
-----------------------------------------------------------------------------------------------------------------------
PanAmerica Capital Group, Inc. (9)                 711,200         5.5%              350          710,850         5.5%
-----------------------------------------------------------------------------------------------------------------------
Douglas Casey (10)                                 294,930         2.3%          194,930          100,000           *
-----------------------------------------------------------------------------------------------------------------------
MDW & Associates, LLC (11)                          25,000           *             5,000           20,000           *
-----------------------------------------------------------------------------------------------------------------------
Exploration Capital Partners 2000 Limited        2,052,814        14.9%        2,052,814                0           *
Partnership (12)
-----------------------------------------------------------------------------------------------------------------------
Adventure Seekers Travel, Inc. (13)                 50,366           *            24,366           26,000           *
-----------------------------------------------------------------------------------------------------------------------
Susan C. van Eeden (14)                             29,493           *            19,493           10,000           *
-----------------------------------------------------------------------------------------------------------------------
Keith Presnell (15)                                143,479         1.1%           60,680           82,799           *
-----------------------------------------------------------------------------------------------------------------------
The Howard Family Trust (under agreement            39,086           *            19,086           20,000           *
of trust dated 4/29/99) (16)
-----------------------------------------------------------------------------------------------------------------------
David Lyall (17)                                   200,856         1.6%          120,856           80,000           *
-----------------------------------------------------------------------------------------------------------------------
Middlemarch Partners Limited (18)                  212,406         1.7%          120,856           91,550           *
-----------------------------------------------------------------------------------------------------------------------
Andrew F.B. Milligan                                60,856           *            60,856                0           *
-----------------------------------------------------------------------------------------------------------------------
Ross Beaty (19)                                    362,556         2.9%          120,856          241,700         1.9%
-----------------------------------------------------------------------------------------------------------------------
Brent Cook                                          15,000           *            15,000                0           *
-----------------------------------------------------------------------------------------------------------------------
     TOTAL                                       6,068,622        37.4%        4,635,723        1,432,899        10.8%
-----------------------------------------------------------------------------------------------------------------------

*     Represents less than 1% of the outstanding common shares.

(1) Applicable percentage of ownership is based on 12,621,819 common shares outstanding as of April 29, 2003, plus any securities held by such holder exercisable for or convertible into common shares within sixty (60) days after the date of this prospectus supplement, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended. Beneficial ownership information as of the commencement of the offering is contained in the original prospectus dated September 19, 2002.

(2) Assumes in all cases that all shares are sold pursuant to this offering and that no other common shares are acquired or disposed of by the selling security holders prior to the termination of this offering. Because the selling security holders may sell all, some or none of their shares or may acquire or dispose of other common shares, we cannot estimate the aggregate number of shares which will be sold in this offering or the number or percentage of common shares that each selling security holder will own upon completion of this offering.

(3) Unless otherwise noted, current ownership represents the total of common shares issued upon conversion of debentures on September 19, 2002 and common shares issuable upon exercise of warrants issued upon that debenture conversion, as updated to reflect sales or purchases of common shares since that date.

(4) Quest Investment Corporation is the successor to Stockscape.com Technologies Inc. pursuant to a merger with three other companies effected in July 2002. Quest Investment has outstanding two classes of equity securities, one having one vote per share and the other having five votes per share. A. Murray Sinclair, who was a director of Vista Gold until October 24, 2002, is President of Quest Investment. The Chief Executive Officer of Quest Investment is Brian Bayley, who is also a director. Each of Robert G. Atkinson and Gordon D. Ewart is a Co-Chairman and a director. The major shareholders of Quest Investment include A&E Capital Funding, Inc., a Canadian corporation of which Mr. Atkinson and Mr. Ewart are controlling shareholders, directors and officers, and A. Richards Rule, a shareholder who beneficially owns approximately 14% of the outstanding voting power. Ownership totals include 150,000 remaining common shares and 800,000 common shares issuable upon exercise of remaining warrants acquired in February 2002 private placement described above.

(5) Global Resource Investments Ltd. is a private California partnership 100% owned by Rule Investments, Inc., which in turn is 100% owned by the Rule Family Trust u/d/t 12/17/98. A. Richards Rule is President and sole Director of Rule Investments, and, with his wife, is co-Trustee of the Rule Family Trust. On November 4, 2002, Global Resource distributed 248,574 common shares to Rule Investments (which have since been sold) in connection with a corporate restructuring, and made compensatory distributions to the following selling security holders: 12,476 common shares to PanAmerica Capital Group, Inc., 30,799 common shares to Keith Presnell and 780 common shares to a beneficiary of The Howard Family Trust. Ownership totals include 72,000 common shares issuable upon exercise of remaining warrants acquired as an agency fee in February 2002 private placement described above, as well as 203,820 common shares issuable upon exercise of remaining warrants acquired as an agency fee in March 2002 private placement described above.

(6) A. Murray Sinclair, who was a director of Vista Gold until October 24, 2002, is a director and the President of Quest Ventures Ltd., and holds 50% of its outstanding common shares. Based on its filing with the Toronto Stock Exchange in connection with its purchase of convertible debentures from Vista Gold, the other controlling shareholder of Quest Ventures is Brian Bayley.

(7) Mr. Quartermain is a director of Vista Gold. Ownership totals include 50,000 common shares issuable upon exercise of stock options, that are not being registered for inclusion in this offering.

(8) Silver Standard Resources Inc. is a widely-held, publicly-traded Canadian corporation. Robert Quartermain, a director of Vista Gold, is President and a director of Silver Standard and is the beneficial owner of approximately 2% of its outstanding common shares. To the knowledge of Silver Standard management, no person beneficially owns 5% or more of its outstanding common shares.

(9) PanAmerica Capital Group, Inc., is a privately-held corporation based in Panama. Based on its filing with the Toronto Stock Exchange in connection with its purchase of convertible debentures from Vista Gold, its President is Patrick M. Abraham, and no person beneficially owns 10% or more of its outstanding equity.

      Ownership totals include 285,317 subsequently acquired common shares and 425,533 common shares issuable upon exercise of subsequently acquired warrants, that are not being registered for inclusion in this offering.

(10) Ownership totals include 50,000 subsequently acquired common shares and 50,000 common shares issuable upon exercise of subsequently acquired warrants, that are not being registered for inclusion in this offering.

(11) MDW & Associates LLC is a privately-held limited liability company based in California. Based on its filing with the Toronto Stock Exchange in connection with its purchase of convertible debentures from Vista Gold, Michael D. Winn is a manager of the LLC, and each of Mr. Winn and Putney Holding Company, L.P. owns 10% or more of its outstanding equity. Further information as to Putney Holding Company, L.P. is not available. Ownership totals include 10,000 subsequently acquired common shares and 10,000 common shares issuable upon exercise of subsequently acquired warrants, that are not being registered for inclusion in this offering.

(12) Exploration Capital Partners 2000 Limited Partnership is a Nevada limited partnership. Its General Partner is Resource Capital Investment Corp., a Nevada corporation which is 90% owned by the Rule Family Trust u/d/t 12/17/98. A. Richards Rule is President and a Director of Resource Capital, and, with his wife, is co-Trustee of the Rule Family Trust.

(13) Adventure Seekers Travel, Inc., is a privately-held corporation based in California. Based on its filing with the Toronto Stock Exchange in connection with its purchase of convertible debentures from Vista Gold, its President is Bryce W. Rhodes, and its controlling shareholders are Mr. Rhodes and Susan W. Rhodes. Ownership totals include 13,000 subsequently acquired common shares and 13,000 common shares issuable upon exercise of subsequently acquired warrants, that are not being registered for inclusion in this offering.

(14) Ownership totals include 5,000 subsequently acquired common shares and 5,000 common shares issuable upon exercise of subsequently acquired warrants, that are not being registered for inclusion in this offering.

(15) Ownership totals include 52,799 subsequently acquired common shares and 30,000 common shares issuable upon exercise of subsequently acquired warrants, that are not being registered for inclusion in this offering.

(16) Ownership totals include 10,000 subsequently acquired common shares and 10,000 common shares issuable upon exercise of subsequently acquired warrants, that are not being registered for inclusion in this offering.

(17) Ownership totals include 40,000 subsequently acquired common shares and 40,000 common shares issuable upon exercise of subsequently acquired warrants, that are not being registered for inclusion in this offering.

(18) Middlemarch Partners Limited is a privately-held corporation based in the United Kingdom. Based on its filing with the Toronto Stock Exchange in connection with its purchase of convertible debentures from Vista Gold, Cecilia M. Kershaw is a managing director and authorized signatory, and Ms. Kershaw and Henry Tondowski are its controlling equityholders. Ownership totals include 5,000 previously acquired common shares that were not registered for inclusion in this offering as well as 46,550 subsequently acquired common shares and 40,000 common shares issuable upon exercise of subsequently acquired warrants, that are not being registered for inclusion in this offering.

(19) Ownership totals include 161,700 previously acquired common shares that were not registered for inclusion in this offering, as well as 40,000 subsequently acquired common shares and 40,000 common shares issuable upon exercise of subsequently acquired warrants, that are not being registered for inclusion in this offering.


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